NL INDUSTRIES, INC. ANNOUNCES INITIAL CLOSING OF SETTLEMENT AGREEMENT RELATED TO FORMER SAYREVILLE, NEW JERSEY PROPERTY

DALLAS, TEXAS – October 16, 2008 – NL Industries, Inc. (NYSE:  NL) announced that it completed an initial closing provided for under a settlement agreement relating to a condemnation action commenced in 2002 by the Sayreville Economic and Redevelopment Agency (SERA) against NL and one of its subsidiaries (collectively, NL) in which SERA took ownership in 2005 of certain real property, formerly owned by NL, located on the Raritan River in Sayreville, New Jersey.

At the initial closing, NL received aggregate proceeds of $54.55 million, composed of $39.55 million in cash plus a subordinated promissory note in the amount of $15 million, in exchange for the release of its equitable lien on a portion of the property.  The agreement calls for two subsequent closings that are scheduled to take place in April 2009 and October 2010, respectively, and that are subject to, among other things, the receipt by NL of certain additional payments.  The settlement agreement provides for the dismissal of the pending condemnation proceeding with prejudice.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Forward-looking statements can be identified by the use of words such as "will," "anticipates," "expects," or comparable terminology or by discussions of strategy or trends.  Although NL believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve risks and uncertainties, including, but not limited to, the satisfaction of the conditions precedent to future closings, global economic and political conditions, financial market conditions, changes in foreign currency exchange rates, operating interruptions (including, but not limited to, labor disputes, leaks, fires, explosions, unscheduled downtime, transportation interruptions, war and terrorist activities), and other risks and uncertainties detailed in NL’s Securities and Exchange Commission filings.  Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  NL disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

NL Industries, Inc. is engaged in the component products (security products, furniture components and performance marine components), titanium dioxide pigments and other businesses.
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